FEDERAL AFFORDABLE HOUSING CORPORATION

                 Computation of Earnings (Loss) Per Common Share

                                                  For the Three Months Ended
                                                           August 31,
                                                  --------------------------
                                                     1998            1997
                                                  ----------      ----------

Shares  outstanding:                                493,500         493,500
Weighted average shares outstanding                 493,500         493,500
Net income (loss)                                 $   1,975       $  (3,218)

Net income (loss) per common share                $   0.004       $   (0.01)